Exhibit 10(o)

INVACARE CORPORATION

DEATH BENEFIT ONLY PLAN

Effective:  January 1, 2005

DEATH BENEFIT ONLY PLAN

THIS PLAN is adopted by INVACARE CORPORATION, an Ohio corporation (hereinafter referred to as the “Company”);
WITNESSETH:

WHEREAS, certain of the Company’s key executives previously have participated in Company-sponsored life insurance programs which is being terminated by the Company; and

WHEREAS, the Company desires to provide all or certain of such key executives with a plan providing only death benefits effective as of January 1, 2005, provided that such key executives satisfy the conditions for participation as determined by the Company in its sole and absolute discretion; and

WHEREAS, the Board of Directors of the Company has approved the establishment of this Plan.

NOW, THEREFORE, effective as of January 1, 2005, the Company hereby adopts the Invacare Corporation Death Benefit Only Plan, as follows:

ARTICLE I

DEFINITIONS

1.1             Affiliate.  The word “affiliate” shall mean any corporation or business organization during any period during which it is a member of a controlled group of corporations or trades or businesses which includes the Company within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code.

1.2             Beneficiary.  The word “beneficiary” shall mean any person who receives or is designated to receive payment of a benefit under the terms of this Plan on the death of a participant.

1.3             Bonus Plan.  The words “Bonus Plan” shall mean the Management Incentive Plan of Invacare Corporation, as in effect on the date hereof and as it may be amended from time to time hereafter.

1.4            Committee.  The word “Committee” shall mean chief financial officer, and the Company’s Human Resources officer or director.

1.5            Company.  The word “Company” shall mean Invacare Corporation, an Ohio corporation, or any successor corporation or other business organization which shall assume the obligations of the Company under this Plan as provided herein with respect to the participants and their beneficiaries.

1.6             Director.  The word “Director” shall mean a member of the Company’s Board of Directors.

1.7             Earnings.  The word “Earnings” shall mean the Participant’s annual base salary in effect on the immediately preceding April 1st or on the date of the Termination of Service of a Participant, if the Termination of Service occurs on April 1st, plus the Participant’s Target Bonus.

1.8             Effective Date.  The words “Effective Date” of this Plan shall mean January 1, 2005.

1.9             Employee.  The word “Employee” shall mean an individual who receives salary for personal services rendered to the Company.

1.10             Final Earnings.  The words “Final Earnings” shall mean the Participant’s highest annual Earnings in effect for each of the three years ending on his Termination of Service.

1.11             Normal Retirement Date.  The words “Normal Retirement Date” shall mean the date the Participant attains age 65.

1.12             Participant.  The word “Participant” shall mean any person who becomes a participant in this Plan and remains a participant in this Plan in accordance with Article II hereof.  A participant shall cease to be a participant upon the occurrence of an event described in Section 2.4 hereof.

1.13             Plan.  The word “Plan” shall mean Invacare Corporation Death Benefit Only Plan as set forth herein and as amended from time to time hereafter.

1.14             Plan Administrator.  The words “Plan Administrator” shall mean the Committee.

1.15             Target Bonus.  The words “Target Bonus” shall mean the annual base salary in effect on the immediately preceding April 1st or on the date of the Termination of Service of a Participant, if Termination of Service occurs on April 1st, times the Target Bonus percentage in effect on that same date under the Company’s Bonus Plan.

1.16             Termination of Service.  The words “Termination of Service” shall mean the Participant ceasing employment with the Company for any reason whatsoever whether voluntarily or involuntarily, including by reasons of retirement, death, or disability.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1             Eligibility to Participate.  An Employee shall be qualified to become a participant under this Plan at such time as he is designated eligible to participate in the Plan by the Committee.  The Committee shall notify an eligible Employee in writing of his eligibility and of the actions necessary to become a participant hereunder, and shall provide him with the opportunity to become a participant.  Such Employee shall, within such time as the Committee shall determine:

(a)	furnish to the Committee all information requested by it;

(b)	execute such documents and such instruments as the Committee may require to facilitate the administration of this Plan;

(c)	agree in such form and manner as the Committee may require to be bound by the terms of this Plan and by the terms of such Amendments as may be made hereto; and

(d)	truthfully and fully answer any questions and supply any information which the Committee deems necessary or desirable for the proper administration of this Plan, without any reservations whatsoever.

2.2             Date of Participation.  An eligible Employee who shall have timely done all acts required of him to become a participant shall become a participant on or as of such date as shall be specified by the Committee.

2.3             Cessation of Participation.  A participant shall cease his participation under this Plan in the event of the termination of this Plan pursuant to Section 6.1.

2.4            Participation in Other Death Benefit Plans.  By becoming a Participant in this Plan, the Participant agrees to limit his coverage under the Group Life Insurance Plan, and all other group life insurance plans provided by the Company whether currently or in the future to $50,000.  Any Participant in this Plan may still participate in any accidental death and dismemberment plan offered by the Company.

ARTICLE III

DEATH BENEFITS

3.1            Death During Employment.  If a Participant’s death occurs while he/she is in the employ of the Company and prior to his Normal Retirement Date, his beneficiary shall receive a death benefit equal to three (3) times the Participant’s Earnings.

3.2             Post-Termination Death Benefit.  A death benefit equal to one (1) times Final Earnings shall be payable on behalf of a Participant whose death occurs subsequent to either his Normal Retirement Date or his Termination of Employment.

3.3             Beneficiary Designation.  A participant shall designate a beneficiary or beneficiaries to receive any amount due under this Article III by executing a written notice thereof to the Committee at any time prior to his death and may revoke or change the beneficiary designated therein without the consent of any person previously designated as beneficiary by written notice delivered to the Committee at any time and from time to time prior to his death.  If a participant shall have failed to designate a beneficiary, or if no designated beneficiary shall survive him, then such amount shall be paid to his spouse, if his spouse survives him, or, if his spouse doesn’t survive him, to the executor or administrator of his estate for distribution as part of his estate.

3.4             Restriction on Payment.  Notwithstanding anything contained in this Plan to the contrary, no payment shall be made to the beneficiaries of a Participant under this Plan in the event that, within one year of the date of the Participant’s participation in the Plan, the Participant dies by suicide, whether sane or insane.

ARTICLE IV

FINANCING OF BENEFITS

4.1             Funding.  The undertakings of the Company herein constitute merely the unsecured promise of the Company to provide the benefits set forth herein.  No property of the Company is or shall, by reason of this Plan, be held in trust for a participant, any designated beneficiary or any other person, and neither the participant nor any designated beneficiary nor any other person shall have, by reason of this Plan, any rights, title or interest of any kind in or to any property of the Company.

ARTICLE V

ADMINISTRATION

5.1             Rights and Duties of Committee.  The Committee shall be responsible for the general administration of this Plan and shall have all such powers as may be necessary to carry out the provisions of this Plan and may, from time to time, establish rules for the administration of this Plan and the transaction of this Plan’s business.  The Committee shall have the following powers and duties:

(a)	To enact such rules, regulations, and procedures and to prescribe the use of such forms as it shall deem advisable.

(b)	To appoint or employ such agents, attorneys, actuaries, and assistants at the expense of the Company, as it may deem necessary to keep its records or to assist it in taking any other action.

(c)
To interpret this Plan, and to resolve ambiguities, inconsistencies, and omissions, to determine any question of fact, to determine the right to benefits of, and amount of benefits, if any, payable to, any person in accordance with the provisions of this Plan.

5.2            Claims Denial.  If any beneficiary or the authorized representative of a beneficiary shall file an application for benefits hereunder and such application is denied by the Committee, in whole or in part, he shall be notified in writing of the specific reason or reasons for such denial.  The notice shall also set forth the specific Plan provisions upon which the denial is based, an explanation of the provisions of Section 6.3 hereof, and any other information deemed necessary or advisable by the Committee.

5.3             Review of Benefit Denial.  Any beneficiary or any authorized representative of a beneficiary whose application for benefits hereunder has been denied, in whole or in part, by the Committee may, upon written notice to the Committee, request a review by the Board of Directors of the Company of such denial of his application.  Such review may be made by written briefs submitted by the applicant and the Committee or at a hearing, or by both, as shall be deemed necessary by the Committee.  If the applicant requests a hearing, the Board of Directors shall appoint from its members an Appeal Examiner to conduct such hearing.  Any hearing conducted by an Appeal Examiner shall be held in such location as shall be reasonably convenient to the applicant.  The date and time of any such hearing shall be designated by the Appeal Examiner upon not less than seven (7) days’ notice to the applicant and the Committee unless both of them accept shorter notice.  The Appeal Examiner shall make every effort to schedule the hearing on a day and at a time which is convenient to both the applicant and the Committee.  If the applicant does not request a hearing, the Board of Directors may review the denial of such benefits or may appoint an Appeal Examiner to review the denial.  After the review has been completed, the Board of Directors or the Appeal Examiner shall render a decision in writing, a copy of which shall be sent to both the applicant and the Committee.  In rendering its decision, the Board of Directors and the Appeal Examiner shall have full power and discretion to interpret this Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of the applicant in accordance with the provisions of this Plan.  Such decision shall set forth the specific reason or reasons for the decision and the specific Plan provisions upon which the decision is based and, if the decision is made by an Appeal Examiner, the rights of the applicant or the Committee to request a review by the entire Board of Directors of the decision of the Appeal Examiner.  Either the applicant or the Committee may request a review of an adverse decision of the Appeal Examiner by filing a written request with the Board of Directors within thirty (30) days after they receive a copy of the Appeal Examiner’s decision.  The review of a decision of an Appeal Examiner shall be based solely on the written record and shall be conducted in accordance with the procedures of this Section 6.3.  Except as provided in Section 6.4 hereof, there shall be no further appeal from a decision rendered by a quorum of the Board of Directors.

5.4             Exclusive Remedy.  The interpretations, determinations and decisions of the Committee, Appeal Examiner and Board of Directors shall, except to the extent provided in Section 6.3 hereof and in this Section 6.4, be final and binding upon all persons with respect to any right, benefit and privilege hereunder.  The review procedures of said Section 6.3 shall be the sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

5.5             Limitation of Duties.  The Company, Committee, Appeal Examiner, Board of Directors, and their respective officers, members, employees and agents shall have no duty or responsibility under this Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto.  None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

5.6             No Personal Liability.  The Committee, Board of Directors, Appeal Examiner, and their respective officers, employees, members and agents shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Plan.  The Company shall indemnify, defend, and hold harmless the Committee, Board of Directors, Appeal Examiner, and their respective officers, employees, members and agents, for all acts taken or omitted in carrying out their responsibilities under the terms of this Plan.  The Company shall indemnify such persons for expenses of defending an action by a participant, beneficiary, government entity, or other persons, including all legal fees and other costs of such defense.  The Company will also reimburse such a person for any monetary recovery in a successful action against such person in any federal or state court or arbitration.  In addition, if the claim is settled out of court with the concurrence of the Company, the Company shall indemnify such person for any monetary liability under said settlement.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1             Power to Amend and Terminate.  Subject to the provisions of Section 7.2 hereof, this Plan may be amended by the Company (by action of the Committee) at any time, or from time to time, and may be terminated by the Company (also by action of the Committee) at any time, but no such amendment or termination will:

(a)
deprive any beneficiary of a totally and permanently disabled participant of his right to receive death benefits as provided in Article III hereof, or reduce the amount of such death benefits, without his consent; or

(b)
deprive any beneficiary of a participant who is a retired Employee of his right to receive death benefits as provided by Article III hereof, or reduce the amount of such death benefits, without his consent.

Any such amendment or termination may, however, reduce or eliminate the death benefits provided by Article III hereof with respect to any participant (and the designated beneficiary of such participant) who is an Employee at the date of such amendment or termination of this Plan.

ARTICLE VII

MISCELLANEOUS

7.1             No Guarantee of Employment.  Neither anything contained herein, nor any acts done in pursuance of this Plan, shall be construed as entitling any participant to be retained as an Employee for any period of time nor as obliging the Company to retain any participant as an Employee for any period of time, nor shall any participant nor anyone else have any rights whatsoever, legal or equitable, against the Company as a result of this Plan except those expressly granted to him hereunder.

7.2             Taxes.  The Company shall deduct from each Participant’s compensation all applicable Federal or State taxes that may be required by law to be withheld resulting from the Company’s funding of the benefits payable under the Plan.

7.3             Gross-Up Due to Taxable Income.  The Company may, in its sole discretion, increase the Participant’s compensation in an amount as determined by the Company to provide additional compensation to the Participant to pay some or all of the income taxes on the taxable income referred to in Section 7.2 above.

7.4             Construction Rules.  Whenever any pronoun is used herein, it shall be construed to include the masculine pronoun, the feminine pronoun or the neuter pronoun as shall be appropriate.

7.5             Governing Law.  This Plan shall be construed under and in accordance with and governed by the laws of the State of Ohio and the United States of America.

7.6             Savings Clause.  In the event that any provisions or terms of this Plan, or any agreement or instrument required by the Committee hereunder, is determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument.

7.7             Non-Alienation.  No benefits under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for him.

7.8             Satisfaction of Claims.  Any payment to or for the benefit of any beneficiary, in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against this Plan, the Committee and the Company, any of whom may require such beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Committee or the Company, as the case may be.

7.9             Payment to Third Party.  If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine.

7.10             Successors and Assigns.  The Company’s obligations under this Plan shall be binding on the Company’s successors and assigns.

IN WITNESS WHEREOF, INVACARE CORPORATION, by its duly authorized officers, has caused this Plan to be executed as of this 28th day of December, 2004.

INVACARE CORPORATION

(“Company”)

By /s/ Gregory C. Thompson

AMENDMENT NO. 1
TO
INVACARE CORPORATION
DEATH BENEFIT ONLY PLAN

This Amendment No. 1 is executed as of the date set forth below by Invacare Corporation (the “Company”).
WITNESSETH:
WHEREAS, effective January 1, 2005, the Company established the Invacare Corporation Death Benefit Only Plan (the “Plan”) for the purpose of providing death benefits to certain key executives of the Company; and
WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 6.1 thereof; and
WHEREAS, the Company desires to amend the Plan in order to provide coverage for executives who are age sixty-three (63) and older when they become employees of the Company;
NOW, THEREFORE, pursuant to Section 6.1 of the Plan, effective as of January 1, 2006, the Company hereby amends Section 1.11 of the Plan by the deletion of said Section 1.11 in its entirety and the substitution in lieu thereof of a new Section 1.11 to read as follows:
“1.11                       Normal Retirement Date.  The words “Normal Retirement Date” shall mean (a)  with respect to a Participant whose date of hire with the Company occurs prior to his attainment of age 63, the date such Participant attains age 65, and (b) with respect to a Participant whose date of hire with the Company occurs after the date such Participant attains age 63, the date such Participant attains age 70.”

IN WITNESS WHEREOF, Invacare Corporation, by action of the Committee established under the Plan, has caused this Amendment No. 1 to be executed as of the 30th day of August, 2006.

INVACARE CORPORATION

By:	/s/ Gregory C. Thompson
Gregory C. Thompson

And:	/s/ Joseph S. Usaj
Joseph S. Usaj

AMENDMENT NO. 2
TO
INVACARE CORPORATION
DEATH BENEFIT ONLY PLAN

This Amendment No. 2 is executed as of the date set forth below by Invacare Corporation (the “Company”).
WITNESSETH:
WHEREAS, effective January 1, 2005, the Company established the Invacare Corporation Death Benefit Only Plan (the “Plan”) for the purpose of providing death benefits to certain key executives of the Company; and
WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 6.1 thereof; and
WHEREAS, the Company desires to amend the Plan in order to revise the benefit for executives who terminate employment prior to a Change of Control;
NOW, THEREFORE, pursuant to Section 6.1 of the Plan, effective as of the dates indicated below, the Company hereby amends the Plan as follows:
1.            Effective December 31, 2006, Article I of the Plan is amended by the addition of a new Section 1.3A to read as follows:
“1.3A                       Change of Control. A “Change of Control” shall be deemed to have occurred at the first time on which, after December 31, 2006:

There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than A. Malachi Mixon and/or any Affiliate of A. Malachi Mixon, of such number of shares of Invacare as entitles that person to exercise 30% or more of the voting power of Invacare in the election of Directors; or

During any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Directors of Invacare cease for any reason to constitute at least a majority of the Directors of Invacare unless the election of each new Director of Invacare (over such period) was approved or recommended by the vote of at least two-thirds of the Directors of Invacare then still in office who were Directors of Invacare at the beginning of the period; or

There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in Invacare’s Articles of Incorporation) involving Invacare and, as a result of which, the holders of shares of Invacare prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise less than fifty percent (50%) of the voting power of the surviving or acquiring corporation or other entity in the election of Directors; or

There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Invacare, but only if the transferee of the assets in such transaction is not an Affiliate of Invacare; or

The shareholders of Invacare approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of Invacare in such liquidation or dissolution is not an Affiliate of Invacare.

If an event described in any of Clauses (a), (b), (c), (d), and (e) occurs, a Change of Control shall be deemed to have occurred for all purposes of this Plan.”

2.            Effective December 31, 2006, Section 2.3 of the Plan is amended and restated in its entirety to read as follows:
“2.3             Cessation of Participation.  A participant shall cease his participation under this Plan in the event of the termination of this Plan pursuant to Section 6.1 or in the event of a Termination of Service prior to a Change of Control (other than a Termination of Service that entitles him to benefits under Section 3.2) .”

3.            Effective December 31, 2006, Section 3.2 of the Plan is amended and restated in its entirety to read as follows:
“3.2            Death After Termination of Employment or During Employment On or After Normal Retirement Date.  A death benefit equal to one (1) times Final Earnings shall be payable on behalf of a Participant whose death occurs either:

(a)            while the Participant is in the employ of the Company and on or after the Participant’s Normal Retirement Date; or

(b)            on or after a Termination of Service that occurs at any time on or after a Change in Control.

For purposes of the foregoing, any Termination of Service that is effected before and primarily in contemplation of a Change of Control which actually occurs after the date of the Termination of Service shall be deemed to be a Termination of Service of the participant as of the date of the Change of Control.”

4.            Effective as of the date of execution of this Amendment, Section 6.1 of the Plan is amended and restated in its entirety to read as follows:
"6.1       Power to Amend and Terminate.  This Plan may be amended or terminated by the Company (by action of the Committee) at any time, or from time to time, prior to a Change of Control, but no such amendment or termination will reduce or eliminate the death benefits to which any beneficiary of a deceased participant is entitled under the Plan as of the date of such Committee action without the beneficiary's consent.  Any such amendment or termination may, however, reduce or eliminate the death benefits provided under the Plan with respect to any participant (and the designated beneficiary of such participant) whose death has not occurred as of the date of such Committee action.  This Plan may be amended after a Change of Control only with regard to participants who provide their written consent."

IN WITNESS WHEREOF, Invacare Corporation, by action of the Committee established under the Plan, has caused this Amendment No. 2 to be executed as of the 16th day of April 2007.

INVACARE CORPORATION

By:	/s/ Joseph S. Usaj
Joseph S. Usaj

And:	/s/ Gregory C. Thompson
Gregory C. Thompson